Exhibit 10.61
AGREEMENT OF AMENDMENT
TO
REVOLVING LOAN AND SECURITY AGREEMENT
AND OTHER DOCUMENTS

           This Agreement of Amendment to Revolving Loan and Security Agreement And Other Documents ("Agreement") is dated as of  September 1, 2011, and effective as of June 1, 2011, among STERLING NATIONAL BANK, having offices at 500 Seventh Avenue, New York NY  10018-4502  ("Sterling"), CORNERSTONE BANK, having offices at 6000 Midlantic Drive, Suite 1205, Mt. Laurel, NJ 08054 ("Cornerstone"), and any other entity becoming a Lender pursuant to the Loan Agreement (defined below) are collectively referred to as the “Lenders” and individually as a  "Lender;" and Sterling as the Agent for the Lenders as well as acting for the benefit of Lenders ("Agent"); SPAR Group, Inc., a Delaware corporation ("SGRP"), SPAR Incentive Marketing, Inc., a Delaware corporation, PIA Merchandising Co., Inc., a California corporation (as an original borrower and as successor to, by merger with, Pivotal Sales Company, a California corporation and also an original borrower), National Assembly Services, Inc., a New Jersey corporation, (f/k/a Retail Information, Inc.), an Ohio corporation, SPAR Group International, Inc., SPAR Acquisition, Inc., and SPAR Trademarks, Inc., each a Nevada corporation, and SPAR Marketing Force, Inc., a Nevada corporation (as an original borrower and as successor to, by merger with, SPAR/Burgoyne Retail Services, Inc., and SPAR, Inc., each a Nevada corporation and an original borrower) (together with SGRP, either separately, jointly, or jointly and severally, "Borrower"); all having an address of 560 White Plains Road, Suite 210, Tarrytown NY 10591.

RECITALS

A.          Borrower has executed and delivered (i) a certain Secured Revolving Loan Note dated July 6, 2010, in the original maximum principal sum of Five Million Dollars ($5,000,000.00) payable  to the order of Sterling, and (ii) a certain Secured Revolving Loan Note dated July 6, 2010, in the original maximum principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) payable to   the order of Cornerstone (collectively, "Note").

B.           In connection with the execution and delivery of the Note and to secure payment and performance of the Note and other obligations of Borrower to Lenders, the Lenders and Borrower have executed, among other things, a Revolving Loan and Security Agreement dated effective July 6, 2010 ("Loan Agreement").

C.           In addition to the foregoing documents, Robert G. Brown and William Bartels (jointly and severally "Guarantor") have executed a certain Limited Continuing Guaranty effective July 6, 2010, as to the obligations of Borrower to Lenders (the "Guaranty").

D.           In addition to the foregoing documents, the Borrower, Lenders and Guarantor have executed or delivered other collateral agreements, certificates and instruments perfecting or otherwise relating to Loan Agreement and the security interests created thereunder.   For purposes of convenience, the Note, Loan Agreement, Guaranty,  and related collateral agreements, certificates and instruments are collectively referred to as the "Loan Documents”.

E.           Borrower has requested and Lenders have agreed to a modification of the loan evidenced by the Note and subject to the Loan Documents.
F.           Lenders and Borrower wish to clarify their rights and duties to one another as set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the promises, covenants and understandings set forth in this Agreement and the benefits to be received from the performance of such promises, covenants and understandings, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.           Lenders and Borrower reaffirm, consent and agree to all of the terms and conditions of the Loan Documents as binding, effective and enforceable according to their stated terms, except to the extent that such Loan Documents are hereby expressly modified by this Agreement.

2.           In the case of any ambiguity or inconsistency between the Loan Documents and this Agreement, the language and interpretation of this Agreement is to be deemed binding and paramount.

3.           The Loan Documents (and any exhibits thereto) are hereby amended as follows, effective as of June 1, 2011:

A.   As to the Loan Agreement:

(i)    The following is added to the DEFINITIONS section:

"Letter of Credit" – as defined in Section 1.10

(ii)    The last sentence in subsection 1.1(a) is hereby amended and restated to read as follows:

The full amount of outstanding principal and interest on account of the Revolving Loan is to be  payable on the earlier of (i) July 6, 2013, (ii) as provided in Article 14 of this Agreement or (iii) upon a Default as provided in this Agreement.

(iii)     The first paragraph of subsection 1.1(b) is hereby amended to read as follows:

1.1(b)  The term "Borrowing Base" means an amount equal to the lesser of (i) Six Million Five Hundred Thousand ($6,500,000.00) Dollars or  the sum of (ii) up to eighty-five (85%) percent of the face amount of the Borrower's "Qualified Accounts" plus (iii) the lesser of (A) up to sixty-five percent (65%) of the face amount of the Borrower's otherwise Qualified Accounts which are unbilled for not more than up to 60 days following completion of service or product, or (B) $2,000,000.00, but which,  in no event, shall exceed fifty (50%) percent of the Borrowing Base (in each case all less reserves determined by Agent for advertising allowances, warranty claims and other contingencies) as that term is defined in this Agreement, plus (iv) up to Five Hundred Thousand Dollars ($500,000.00) of the full unpaid and outstanding balance of any standby letters of credit which Lenders in their sole and absolute discretion may issue on account of the Borrower, which letters of credit are to be fully and separately cash collateralized.

(iv)      [Intentionally Omitted]

(v)      The following is added as Section 1.10:

Section 1.10  Letters of Credit

1.10(a) Within the Revolving Loan and subject to Section 1.1(b), Lenders agree to assist the Borrower in obtaining standby letters of credit in an aggregate undrawn amount outstanding at any time not to exceed the amount of $500,000.00 (each, a "Letter of Credit").  The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be acceptable to Lenders.  Notwithstanding any other provision of this Agreement to the contrary, if a Default or an event of Default has occurred and remain outstanding, Lenders' assistance will not be available in connection with any Letter of Credit.

1.10(b) The Borrower hereby authorizes Lenders, without notice to the Borrower, to treat as an advance under the Revolving Loan with the amount of all indebtedness, liabilities and obligations of any kind incurred by Lenders under a Letter of Credit application for a Letter of Credit or other like documents, including the charges of Lenders as an issuing bank, as such indebtedness, liabilities and obligations are charged to or incurred or, if earlier, upon the occurrence of an event of Default. Any amount charged to the Revolving Loan for the Letter of Credit will NOT incur interest but will be fully secured by the Collateral which may be segregated or allocated by Lenders so that the full amount of Lenders' liability under each Letter of Credit is fully cash collateralized.  Borrower confirms that any charges which Lenders may make to the Revolving Loan as provided herein will be made as an accommodation to the Borrower and solely at Lenders' reasonable discretion.

1.10(c) The Borrower unconditionally indemnifies Lenders, and holds Lenders harmless from any and all loss, claim or liability incurred by Lenders arising from any transactions or occurrences relating to any Letter of Credit established or opened for the Borrower’s account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Debt thereunder, including any such loss,  claim or liability arising from any error, omission, negligence, misconduct or other action taken by Lenders, other than for any such loss, claim or liability arising out of the bad faith, gross negligence or willful misconduct by or attributable to Lenders with respect to a Letter of Credit or any endorsements, drafts or acceptances relating to the Letter of Credit.  This indemnity survives the termination of this Agreement and the repayment of the Debt.

1.10(d) Lenders are not responsible for: (a) the validity, sufficiency or genuineness of documents relating to any Letter of Credit or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (b) any deviation from instructions; or (c) any breach of contract; in each case other than for any loss, claim or liability arising out of the bad faith, gross negligence or willful misconduct by or attributable to Lenders with respect to a Letter of Credit or any endorsements, drafts or acceptances relating to the Letter of Credit.

1.10(e)  The Borrower agrees that any action taken by Lenders, if taken in good faith by Lenders, and without any gross negligence or willful misconduct by or attributable to Lenders, under or in connection with the Letter of Credit or any endorsements, drafts or acceptances relating to the Letter of Credit will be binding on the Borrower and will not result in any liability whatsoever of Lenders to the Borrower.  Lenders have the full right and authority, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents, (c) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (d) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letter of Credit, or drafts or acceptances relating to the Letter of Credit.  Lenders are entitled to comply with and honor any and all such documents or instruments executed by or received solely from Lenders, without any notice to or any consent from the Borrower. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Borrower’s instructions with respect thereto), Lenders may exercise rights under Section 1.10 in their sole but reasonable business judgment.  In addition, the Borrower agrees not to: (a) at any time, (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit, drafts or acceptances; and (b) if an event of Default has occurred, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents.

(vi)         The following new sentence is added to the end of Section 6.20(f):

For the purposes of this subsection, the amount of advances outstanding on account of the Revolving Loan shall be deemed to include the advanced face amount of each Letter of Credit.

(vii)         The following is added as subsection 6.20(i):

Borrower is to pay Agent, for the ratable benefit of Lenders, such customary Letter of Credit fees for the application and issuance thereof as charged by Lenders from time to time, payable upon demand therefor by Lenders.  Such fees include a fee of two (2%) per cent of the full amount of each Letter of Credit. Such fees are deemed earned in full on the date when same is due and payable hereunder and are not subject to rebate or pro ration upon termination of this Agreement for any reason.

(viii)       The first sentence of Section 7.15 is hereby amended to read as follows:

The Borrower is not to cause or permit their combined Tangible Net Worth to be less than $3,400,000.00 as of December 31, 2011, and to increase by less than fifty (50%) percent of their combined net profit each year thereafter; SGRP is not to cause or permit the consolidated Tangible Net Worth of SGRP and its Subsidiaries to be less than $4,800,000.00 as of December 31, 2011, and to increase by less than fifty (50%) percent of their consolidated net profit each year thereafter.

(ix)          The first sentence of subsection 14.1 is hereby amended to read as follows:

The Revolving Loan terminates July 6, 2013, and automatically renews on each anniversary thereof for successive one (1) year periods thereafter in the absence of a Default and notice of non-renewal from Agent, unless (a) terminated earlier pursuant to Section 10.1 hereof, (b) terminated by Agent by not less than ninety (90) days written notice of termination prior to a Termination Date or (c) terminated by Borrower pursuant to Section 14.2 hereof, whichever termination occurs first.  "Termination Date" shall mean the earliest date on which the Revolving Loan (i) is not so automatically renewed, (ii) is so terminated pursuant to Section 10.1, or (c) is so terminated by Agent or Borrower.

B.   As to the Guaranty

(i)           Subsection 1.7(a) is hereby amended to read as follows:

(a)           The liability of the Guarantor set forth in this Guaranty is not  to exceed, in the aggregate, the principal sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) at any time outstanding less any payments made on account thereof by the Guarantor plus any expenses referred to in Sections 1.3, 1.5 or 1.6.

(ii)           Article 7 is hereby amended to read as follows:

ARTICLE 7.  FINANCIAL STATEMENTS

The Guarantor agrees to provide to Lenders (a) personal financial statements, in such form otherwise required by Lenders, on an annual basis at the same time as the Borrower is required to submit its annual financial statements to Lenders (i.e., within 120 days after each year's end), and (b) at the request of Agent, a copy certified by Guarantor of his then current federal income tax return within fifteen (15) days of the later of the filing of same or such request.

4.           Borrower and Lenders acknowledge that pursuant to the provisions of Section 6.7(o) of the Loan Agreement, Lenders hereby request that they be provided with copies of (a) Borrower's 2010  federal income tax returns promptly following its timely filing and (b)  Borrower's extension request for the filing of such 2010 federal tax returns.

5.           Borrower, Guarantor and Lenders acknowledge that Guarantor has failed to comply with the provisions of Article 7 of the Guaranty by failing to provide to Lenders copies of their2010 personal financial statements at the same time as required from Borrower (i.e., within 120 days after year's end) and such statements were in fact given to and received by Lenders in June of 2011.  Subject to the continued satisfaction at all times of the other representations, warranties, covenants and other conditions set forth in this Agreement and Loan Documents, each Lender hereby agrees to waive forever the foregoing Default and its exercise or enforcement of its rights and remedies under the Loan Documents and applicable law on account thereof.  Except for such express waivers, no waiver, forbearance, delay or inaction by Lenders in the exercise of its rights and remedies, and no continuing performance under the Loan Agreement and Loan Documents: (a) constitutes a modification or an alteration of any of the  other terms, conditions or covenants thereof, all of which remain in full force and effect; or (b) constitutes a waiver, release or limitation upon Lender's exercise  of any of its other rights and remedies thereunder, all of which are hereby expressly reserved (other than in respect of such express waivers); or (c) relieves or releases the Borrower or Guarantor from any of their respective duties, obligations, covenants or agreements under the Loan Agreement and the other Loan Documents.

6.           Except as otherwise set forth in paragraphs 4 and 5 above, Borrower and the Guarantor represent and warrant that there are no Defaults pursuant to or defined in any of the Loan Documents.

7.           The Borrower, Guarantor and Lenders acknowledge and agree that this Agreement is a Loan Document.  Accordingly, this means that (among other things) any default, breach or failure on the part of either the Borrower or the Guarantor to perform any covenant or condition under either this Agreement or any document executed in connection with this Agreement would be (subject to the giving of any applicable notice, obtaining any required knowledge or expiraton of any applicable grace period) a Default under (and as defined in) the Loan Agreement.

8.          Except to the extent expressly modified by or waived under this Agreement, all representations and warranties made by Borrower and Guarantor to Lenders  in the Loan Documents are hereby repeated as true, complete and correct in all material respects as of the dates referenced therein (if any), and all covenants made by Borrower and Guarantor to Lenders  in the Loan Documents are hereby affirmed, in each case as if made expressly in this Agreement.

9.          Except as otherwise provided herein, the Loan Documents shall continue in full force and effect, in accordance with their respective terms.  The parties hereto hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to said Loan Documents as amended hereby and consent to the terms of this Agreement. Capitalized terms used in this Agreement which are not otherwise defined or amended herein have the meaning ascribed thereto in the Loan Documents.

10.        The parties agree to sign, deliver and file any additional documents and take any other actions that may reasonably be required by Lenders, including, but not limited to, affidavits, resolutions, or certificates, for a full and complete consummation of the matters covered by this Agreement.

11.        This Agreement is binding upon, inures to the benefit of, and is enforceable by the heirs, personal representatives, successors and assigns of the parties.  This Agreement is not assignable by Borrower or Guarantor without the prior written consent of Lenders; provided, however, that this Agreement shall be deemed to be assigned with any assignment of the Loan Agreement.

12.        To the extent that any provision of this Agreement is determined by any court or legislature to be invalid or unenforceable in whole or part either in a particular case or in all cases, such provision or part thereof is to be deemed surplusage.  If that occurs, it does not have the effect of rendering any other provision of this Agreement invalid or unenforceable.  This Agreement is to be construed and enforced as if such invalid or unenforceable provision or part thereof were omitted.

13.        This Agreement may only be changed or amended by a written agreement signed by all of the parties.  By the execution of this Agreement, Lenders are not to be deemed to consent to any future renewal or extension of the Revolving Loan or Loan Documents.

14.        This Agreement is governed by and is to be construed and enforced in accordance with the   laws of New York as though made and to be fully performed in New York (without regard to the conflicts of law rules of New York that would defer to the substantive laws of any other jurisdiction).

15.        The parties to this Agreement acknowledge that each has had the opportunity to consult independent counsel of their own choice, and that each has relied upon such counsel's advice concerning this Agreement, the enforceability and interpretation of the terms contained in this Agreement and the consummation of the transactions and matters covered by this Agreement.

16.        The Borrower agrees to pay all reasonable attorneys' fees incurred by Lenders in connection with this Agreement  (in addition to those otherwise payable pursuant to the Loan Agreement), which fees are to be paid as of the execution hereof.

17.        In consideration of this Agreement, Borrower is to pay to Lenders a fee of $3,500.00, payable upon the execution of this Agreement.

THE BORROWER, FOR ITSELF AND ITS SUBSIDIARIES (IF ANY), THE GUARANTOR AND THE LENDERS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT OR THE DEBT AS AN INDUCEMENT TO THE EXECUTION OF THIS AGREEMENT.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have signed this Agreement.

(BORROWER)

Witness:	SPAR GROUP, INC.
SPAR INCENTIVE MARKETING, INC.
PIA MERCHANDISING CO., INC.
NATIONAL ASSEMBLY SERVICES, INC.

s/ Marc J. Pedalino	SPAR/GROUP INTERNATIONAL, INC.
Print Name: Marc Pedalino	SPAR ACQUISITION, INC.
Title: Administrative Assistant	SPAR TRADEMARKS, INC.
SPAR MARKETING, INC.

By: /s/ James R. Segreto
James R. Segreto
Chief Financial Officer,
Treasurer and Secretary
(As to all Borrower entities)

(AGENT/LENDER)

STERLING NATIONAL BANK

By: /s/ Marline Alexander
Marline Alexander
Vice President

(LENDER)

CORNERSTONE BANK

By: /s/ John V. Lavin
John V. Lavin
Vice President

REAFFIRMATION OF GUARANTY

The undersigned Guarantor of the obligations of the Borrower to Lenders pursuant to instrument of Limited Continuing Guaranty effective July 6, 2010 (“Guaranty”) hereby acknowledges and consents to the transaction contemplated by the attached Agreement and reaffirms that the covenants, representations and warranties contained in the Guaranty (as and to the extent amended by the attached Agreement) are absolute, unconditional and in full force and effect.

Witness:

____/s/ Marc J. Pedalino___________                                                                                     ____/s/Robert Brown _______
Print Name:  Marc J. Pedalino                                                                                                  ROBERT BROWN

_____/s/ Marc J. Pedalino__________                                                                                     ____/s/ William Bartels_______
Print Name:  Marc J. Pedalino                                                                                                  WILLIAM BARTELS

STATE OF _________________
SS.:
COUNTY OF ______________,

BE IT REMEMBERED, that on this ______ day of ______________, 2011, before me, the subscriber, personally appeared  JAMES R. SEGRETO who, I am  satisfied, is the person who signed the within document as Chief Financial Officer, Treasurer and Secretary of  SPAR GROUP, INC., SPAR  INCENTIVE MARKETING, INC., PIA MERCHANDISING CO., INC.,  NATIONAL ASSEMBLY SERVICES, INC., SPAR/GROUP INTERNATIONAL, INC., SPAR ACQUISITION, INC., SPAR TRADEMARKS, INC., and SPAR MARKETING, INC., the corporations ("Corporations") named therein and this person thereupon acknowledged that he is authorized to sign the within document on behalf of the Corporations and that the said document made by the Corporations was signed, sealed and delivered  by this person as such officer and is the voluntary act and deed of the Corporations, made by virtue of authority from their Board(s) of Directors.

_____________________________

STATE OF                            )
COUNTY OF                        )ss:

On ______________________, 2011, before me, the subscriber, a __________________________ of the State of _______________, personally appeared Robert Brown and William Bartels who, I am satisfied, are the persons who signed the annexed Agreement and I having first made known to them the contents thereof, they acknowledged that they signed, sealed and delivered the same as their voluntary act and deed for the uses and purposes therein expressed.

__________________________________